UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2009 (December 3, 2009)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 3, 2009, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of King Pharmaceuticals, Inc. (“King”) adopted, effective January 1, 2010, the King Pharmaceuticals, Inc. Executive Management Incentive Awards Program (the “EMIA Program”) pursuant to the King Pharmaceuticals, Inc. Incentive Plan. Under this program, executives of King will be eligible to receive cash awards based on their achievement of performance goals in 2010 and subsequent years (each year being a “Program Year”).
     Executives of King and its subsidiaries having the title of Vice President or a more senior title are eligible to participate in the EMIA Program (each such person being an “EMIA Participant”), including all of King’s executive officers (as defined in the rules under the Securities Exchange Act of 1934).
     Awards to EMIA Participants will be based upon the degree of their accomplishment of one or more financial, operational or other objectives (“Objectives”), established by the Committee for each Program Year, the accomplishment of which will be substantially uncertain at the time of their establishment. The Committee must approve any amendments to the Objectives.
     Awards under the EMIA Program will represent a percentage of the EMIA Participant’s base salary earned during the relevant Program Year. The Committee will set relative weightings for each Objective applicable to an EMIA Participant and the award payable to that EMIA Participant will be determined by multiplying the EMIA Participant’s weighted average achievement percentages for the Objectives by the EMIA Participant’s base salary earned during the relevant Program Year. The Committee will determine the degree to which an executive officer achieves any applicable Objective.
     In order to receive an EMIA payment, the EMIA Participant must continue to be employed by King on December 31 of the Program Year, except in the case of death, incapacity, disability, approved retirement or certain separation events.
     The Committee, in its discretion, may reduce or eliminate any EMIA award if it determines such action to be in the best interests of King. The Committee may also amend or terminate the EMIA program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2009	KING PHARMACEUTICALS, INC.

	By: Name:	/s/ Brian A. Markison Brian A. Markison
	Title:	President and Chief Executive Officer